UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2013

UNITED CONTINENTAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-06033	36-2675207
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

233 S. Wacker Drive, Chicago, IL 60606

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s telephone number, including area code) (312) 997-8000

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On May 29, 2013, United Continental Holdings, Inc. (“UAL” or the “Company”) entered into an agreement with one of its existing securityholders to issue a total of 3,456,376 shares of UAL common stock in exchange for $30,029,000 in aggregate principal amount of the Company’s outstanding 6% convertible senior notes due 2029 (the “Notes”) held by such securityholder. The number of shares issued was determined based on a conversion ratio of 115.1013 shares of UAL common stock per $1,000 principal amount of Notes being exchanged, which is the conversion ratio in the Indenture, dated October 7, 2009 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., under which the Notes were issued. In addition, the Company agreed to make a cash payment to the securityholder to compensate it for accrued interest through the date of settlement and for a portion of the foregone interest that would have accrued, absent the exchange, through the earliest date on which the Company has the option to redeem the Notes under the Indenture. The Company issued the shares of UAL common stock on May 31, 2013 in a transaction exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, as the exchange of the Notes for UAL common stock was made by the Company with the existing securityholder exclusively in a privately negotiated transaction where no commission or other remuneration was paid. The Notes acquired by the Company in the exchange will be retired by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC.

	By:	/s/ Gerald Laderman
Date: June 3, 2013		Gerald Laderman
Senior Vice President Finance and Treasurer